EXHIBIT 11
                   COVENANT TRANSPORT, INC. AND SUBSIDIARIES


               SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                                                      1996             1997
                                                   ----------------------------
Net Earnings                                        3,406,398      5,390,773
                                                   ============================
Weighted average shares:
  Common shares outstanding                        13,350,000     13,350,000
  Common equivalent shares issuable upon
    exercise of employee stock options <F1>                 -              -
                                                   ----------------------------
  Total weighted average shares                    13,350,000     13,350,000
                                                   ============================
Primary net earnings per common and equivalent
  share                                            $     .026     $     .040
                                                   ============================

Notes:

<F1>  Amount calculated using the treasury stock method and fair market values.